Filed Pursuant to Rule 433
Registration No. 333-161168
March 5, 2012

PRICING TERM SHEET (To Preliminary Prospectus Supplement dated March 5, 2012)
Issuer:	Mississippi Power Company
Security:	Series 2011A 2.35% Senior Notes due October 15, 2016
Expected Ratings:*	A2/A/A+ (Moody’s/Standard & Poor’s/Fitch)
Size:	$150,000,000 (Reopening of $150,000,000 of Series 2011A 2.35% Senior Notes due October 15, 2016 issued on October 19, 2011)
Public Offering Price:	103.588% plus accrued interest from October 19, 2011
Maturity Date:	October 15, 2016
Treasury Benchmark:	0.875% due February 28, 2017
US Treasury Yield:	0.869%
Spread to Treasury:	+67 basis points
Re-offer Yield:	1.539%
Make-Whole Call:	T+20 basis points
Coupon:	2.35%
Interest Payment Dates:	April 15 and October 15 of each year, beginning April 15, 2012
Initial Interest Accrual Date:	October 19, 2011
Total Accrued Interest Payable to the Issuer:	$1,370,833.33 accrued from October 19, 2011 to but excluding March 9, 2012
Format:	SEC Registered
Denominations:	$1,000 and any integral multiple thereof
CUSIP/ISIN:	605417BX1 / US605417BX11
Trade Date:	March 5, 2012
Expected Settlement Date:	March 9, 2012 (T+4)
Joint Book-Running Managers:	J.P. Morgan Securities LLC RBS Securities Inc.
Co-Managers:	Lebenthal & Co., LLC The Williams Capital Group, L.P.
Concurrent Offering:
$250,000,000 of Mississippi Power Company’s Series 2012A 4.25% Senior Notes due March 15, 2042, expected to be issued on March 9, 2012.  The closing of the offering of the Series 2011A Senior Notes is not contingent on the closing of the concurrent offering.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mississippi Power Company collect at 1-404-506-0791, J.P. Morgan Securities LLC collect at 1-212-834-4533 or RBS Securities Inc. toll free at 1-866-884-2071.